For Immediate Release

Thursday, October 7, 2004

Frank J. Drohan
212-563-4141
Alfa Extends Exercise Date For Warrants


New York, N.Y. - October 7, 2004 -- Alfa International Corp. (OTC BB:
TYBR), today announced that it has extended the exercise date for its common stock purchase warrants ("Warrants") held by owners of its Series B Preferred Stock. All such unexercised Warrants will now expire on September 30, 2006.

Alfa's president, Frank Drohan, remarked, "The Board of Directors decided that the holders of the Preferred Stock should have the continued possibility of benefiting from the ownership of the Warrants. We are very pleased with the progress we have been making in our Contact Sports, Inc. subsidiary (Contact)
- both with respect to Contact's product design and marketing efforts. Contact is now actively marketing its products to both regional and national department store chains and sports specialty stores."

Contact designs manufactures and markets a unique brand of athletic apparel with a fashionable edgy look and feel, incorporating new and interesting fabrics & design concepts. Featuring a full multi seasonal line for the most popular sports, Contact offers shorts, shirts, sweat-suits, T-shirts, jackets, caps, etc. for basketball and other sports, as well as a fashionable line of warm-ups. Contact sells its products to specialty retail stores and department stores nationwide. The product line is directed at men & young men's -- 14 to 27 years of age.

Contact's president, Kye Giscombe remarked, "Contact has full Spring,
Fall and Holiday collections and the product is being received very well in presentations to our major target customers." Contact Sports is a wholly owned subsidiary of Alfa

Alfa's president, Frank Drohan went on to say, "Also Journey of Light, Inc. (JOL), the company which Alfa has the option to acquire, has made significant progress in its efforts to finalize its "Qutopia" project in Qatar."

	Qutopia is a substantial real estate development project being pursued by JOL in the Persian Gulf State of Qatar. Qutopia's development costs are expected to be several hundred million dollars. JOL will own, operate and manage the entire Qutopia project, including its planned theme park, hotels, retail facilities and residential housing. Pursuant to its contract with the State of Qatar, JOL has recently completed its feasibility study for the Qutopia project, has presented it to the State of Qatar and is awaiting their final evaluation.

Alfa International Corp. (OTC BB: TYBR) has an option to acquire JOL in accordance with the terms of the agreement attached as an exhibit to Alfa's annual filing on Form 10-KSB with the Securities & Exchange Commission for the year ended December 31, 2003 . Frank J. Drohan is the president of Alfa and of JOL.


This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of the Company's business include but are not limited to fluctuations in financial results, availability and customer acceptance of our products and services, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.


For more information contact:

Frank J. Drohan
Alfa International Corp.
The Empire State Building
Suite 1103
350 Fifth Avenue
New York, N.Y. 10118
Tel: 212-563-4141
Fax: 212-563-3355
E-mail: frankd@contactsports.net




SOURCE:	Alfa International Corp.

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